NSAR - ITEM 77C

          AVK - ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND

RESULTS OF SHAREHOLDER VOTES
----------------------------

The Annual Meeting of Shareholders of the Fund was held on September 23, 2008. At this meeting, shareholders voted on the election of Trustees.

With regard to the election of the following trustee by common shareholders of the Fund:

                                                       # OF SHARES
                                            IN FAVOR                   WITHHELD
Daniel L. Black                             19,470,152                 482,428

With regard to the election of the following trustees by preferred shareholders of the Fund:

                                                       # OF SHARES
                                            IN FAVOR                   WITHHELD
Ronald A. Nyberg                            9,044                      421
Michael A. Smart                            9,157                      308

The other trustees of the Fund whose terms did not expire in 2008 are Randall C. Barnes, Nicholas Dalmaso, Tracy V. Maitland, Derek Medina and Gerald L. Seizert.